For Immediate Release

Triangle Petroleum Announces Changes to the Senior Management Team

Calgary, Alberta – January 5, 2010 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM; TSXV: TPE) today announced further changes to its executive management team as part of a larger cost-cutting and strategic restructuring initiative. Howard Anderson, President and Chief Operating Officer, and Shaun Toker, Chief Financial Officer, will both leave the Company, effective January 4th, 2010 and December 23rd, 2009, respectively. Mr. Toker will remain at Triangle though April 30th, 2010 to advise and assist during a transition period. The Company also announced the appointment of Jonathan Samuels, a Director, as the Company’s new Chief Financial Officer.

“I would like to personally thank Howard for his commitment, leadership and service to the Company. Likewise, Shaun has accomplished a great deal over the past two years and faced a difficult task in cleaning up, and maintaining the current solid balance sheet during a difficult period for Triangle.” said Dr. Peter Hill, the new Chief Executive Officer of Triangle Petroleum. “Jon brings extensive finance and capital markets expertise and together with a revitalized team of experienced management, brings a deep commitment to building sustainable, long term shareholder value.”

Before joining Triangle, Mr. Samuels spent 5 years in principal investing, primarily in the energy sector: Palo Alto Investors, a California based, $1.3 billion investment fund that owns 21% of Triangle; Alpine Investors, a private equity firm; and Orient Global, a Singapore based privately-held investment firm. Samuels holds a bachelor’s degree from the University of California, San Diego and an MBA from the Wharton School at the University of Pennsylvania. He is a CFA Charterholder.

“I’m honored to join Triangle Petroleum and assume the role of CFO.” said Samuels. “We are currently given very little credit for our asset base and opportunity set. It has been a tough 12 months for the oil and gas sector, but we feel that cost control combined with a disciplined approach to exploration and development spending will allow us to create value in any phase of the economic cycle.”

In the past month, Triangle has taken significant action to redefine the strategic direction of the Company. “Our priority is to reduce overhead costs and apply a new technical approach to our asset in Nova Scotia.” said Dr. Hill. “Combined with a revised Board of Directors and management team, our new technical and fiscally disciplined approach will allow the Company to deliver a low cost, skilled platform and execute a growth strategy based on entry into the most attractive unconventional oil and gas basins in North America.”

About Triangle Petroleum

Founded in 2006, Triangle Petroleum (OTCBB: TPLM; TSXV: TPE) is an independent oil and gas exploration company with approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jonathan Samuels, Chief Financial Officer
E-mail: jsamuels@trianglepetroleum.com
or
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission and on SEDAR.